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                                                                    Exhibit 23.3

October 12, 1998

Stillwater Mining Company
1200 Seventeenth Street
Suite 900
Denver, Co 80202

RE: Preliminary Mine Design and Cost Estimate Report

Ladies and Gentlemen:

We hereby authorize the reference to our firm and to the Preliminary Mine Design and Cost Estimate Report, dated September 1998, prepared for Stillwater Mining Company by Kilborn International, Inc., in the Prospectus Supplement to the Prospectus contained in the Registration Statement on Form S-3 (Reg. No. 333-58251), to be filed with the United States Securities and Exchange Commission.

We also confirm that we have read that portion of the descriptions of the East Boulder expansion as contained in the Prospectus Supplement and have no reason to believe that there is any misrepresentation in the information contained herein that is derived from our reports or known to us as a result of services we performed in connection with the preparation of such reports.

Sincerely
KILBORN INTERNATIONAL, INC.

By: /s/ J.M. SHIRLEY
    -----------------------------------------
        J.M. Shirley

Title: SNR VICE PRESIDENT AND GENERAL MANAGER